EXHIBIT 99

ROWAN COMPANIES, INC.
OFFSHORE RIG UTILIZATION
JULY 2004

	Units *	Utilization

Gorilla Jack-ups:
Gulf of Mexico	5	92%
Canada	1	100%
North Sea	1	100%

Total	7	94%

Other Jack-ups:
Gulf of Mexico	17	97%

Semi-submersible:
Gulf of Mexico	1	100%

Total	25	96%

* Number of units at July 31, 2004

Note: Only revenue-producing days are used in computing rig utilization.